SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


Date of Report (Date of earliest event reported)September 29,
1995

                         ANNTAYLOR, INC.
     (Exact name of registrant as specified in its charter)

      Delaware            1-11980            51-0297083
(State   of   other   jurisdiction   of               (Commission
(I.R.S. Employer Identification Number)
   incorporation)       File Number)


142 West 57th Street, New York, NY             10019
(Address of principal executive offices)     (Zip Code)


                         (212) 541-3300
      (Registrant's telephone number, including area code)


                               N/A
  (Former name or former address, if changed since last report)








ITEM 5.  Other Events

     On September 29, 1995, AnnTaylor, Inc. (the "Company") entered into an amended and restated credit agreement to replace its existing bank credit agreement. The amended and restated credit agreement provides, among other things, for an additional $25 million of financing pursuant to a term loan, thereby increasing the amounts available to the Company under the credit agreement from $125 million to $150 million. The amended and restated credit agreement contains financial and other covenants, including limitations on indebtedness, liens and investments, restrictions on dividends or other distributions to stockholders, and maintaining certain financial ratios and specified levels of net worth, some of which provisions were amended by the new agreement. The amended and restated credit agreement also provides for, among other things, a revised interest rate and the addition of a limitation on capital expenditures. The Company's payment obligations under the agreement are guaranteed by the Company's parent company, AnnTaylor Stores Corporation ("ATSC"). A copy of the amended and restated bank credit agreement and related agreements are filed as exhibits to this Report. The foregoing summary of the amended and restated bank credit agreement and related agreements is qualified in its entirety by reference to such agreements.

ITEM 7.  Financial Statements and Exhibits

     The exhibits listed in the following exhibit index are filed as part of this Report.

     Exhibit No.

       10.1 Amended and Restated Credit Agreement, dated as of September 29, 1995, among the Company, Bank of America National Trust and Savings Association ("Bank of America"), Fleet Bank, National Association, as Co-Agents, the financial institutions from time to time party thereto, BA Securities, Inc., as Arranger, and Bank of America, as Agent.

       10.2 Amended and Restated Security and Pledge Agreement, dated as of September 29, 1995, made by the Company in favor of Bank of America, as Agent.

       10.3 Trademark Security Agreement, dated as of September 29, 1995, made by the Company in favor of Bank of America, as Agent.

       10.4 Amended and Restated Guaranty, dated as of September 29, 1995, made by ATSC in favor of Bank of America, as Agent.

       10.5 Amended and Restated Security and Pledge Agreement, dated as of September 29, 1995, made by ATSC in favor of Bank of America, as Agent.


                           SIGNATURES



   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   AnnTaylor, Inc.

Date:                                   October 17, 1995
By: /s/  Walter J. Parks
                                        Walter J. Parks
                                       Senior  Vice  President  -
Finance